Exhibit 99.1

DISCLOSURES TO POTENTIAL INVESTORS

New Stendal Revolving Credit Facility and Interest Rate Swap

New Stendal Revolving Credit Facility

In connection with the closing of the offering of senior notes and the repayment of the project loan facility related to the development of our Stendal mill (the “Stendal Loan Facility”) and the term loan facility used to finance our Blue Mill Project at our Stendal Mill (the “Blue Mill Facility”), we intend to establish a new €75 million revolving credit facility for Stendal for working capital and other operational purposes. We have entered into a mandate agreement with UniCredit Bank AG to act as sole bookrunner and mandated lead arranger for the new facility. We have finalized the terms of a definitive loan agreement for this facility with UniCredit Bank AG and certain other potential lenders. Our entry into the new facility remains subject to customary closing conditions, including the completion of definitive security documents, other customary closing deliverables and no “material adverse change” at Stendal. The closing of this offering is conditioned upon the satisfaction of the representative of the initial purchasers that the conditions precedent to the effectiveness of the new Stendal revolving credit facility have been satisfied or will be satisfied substantially concurrently with the closing of the senior notes. Based upon the foregoing, we expect that such facility will have terms substantially as follows:

•	The total availability under the facility will be €75.0 million.

•	The facility will mature on the earlier of October 31, 2019 and one month prior to the stated maturity of the senior notes due 2019.

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The facility may be utilized in the form of cash advances or advances by letters of credit or bank guarantees of up to €5.0 million. Borrowings will accrue interest at a rate of Euribor plus a 3.50% margin. Fees of 2.25% per annum will be payable on issued but undrawn letters of credit and bank guarantees. There will be a commitment fee of 1.10% per annum payable on unused availability.

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The facility will be secured by a first ranking registered security interest on the inventories, receivables and accounts of Stendal. All shareholder loans made by Mercer to Stendal will be subordinated to the indebtedness under the facility. The lenders’ security interest under the facility will rank pari passu with the claims of Stendal’s hedge provider under its interest rate swap.

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The facility will contain financial maintenance covenants which will be tested semi-annually on June 30 and December 31, commencing June 30, 2015, which require Stendal to maintain (i) a leverage ratio of “net debt” (excluding shareholder loans) to EBITDA of not greater than 2.50:1.00, (ii) an interest coverage ratio (EBITDA to interest expense) of not less than 1.20:1.00 and (iii) a current ratio (current assets to current liabilities) of at least 1.10:1.00.

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Stendal will be permitted under such facility to make (i) distributions for regularly scheduled interest payments on its shareholder loans from Mercer in an amount of up to $23 million per year, provided it maintains pro forma liquidity (availability under the facility plus unencumbered cash) of at least €20 million and no event of default is occurring and (ii) other distributions to Mercer semi-annually, provided it maintains pro forma liquidity of at least €20 million, no event of default is occurring and it has (A) a leverage ratio (excluding shareholder loans) of not greater than 2.50:1.00, (B) a trailing six month interest coverage ratio of at least 1.40:1.00 and a (C) a current ratio of at least 1.25:1.00.

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The facility will become effective substantially concurrently with the closing of the senior notes offering. Stendal may utilize up to €37.5 million (inclusive of the amount of €8.5 million required to cash collateralize the Stendal Interest Rate Swap, as described below) of the facility to repay the Stendal Loan Facility and the Blue Mill Facility.

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The facility will contain other customary restrictive covenants which, among other things, govern the ability of Stendal to incur liens, sell assets, incur indebtedness, make investments, enter into joint ventures, change its business and issue, repurchase or redeem shares. The facility will also contain customary events of default.

Stendal Interest Rate Swap

In connection with the Stendal Loan Facility, Stendal previously entered into a variable-to-fixed interest rate swap at a fixed interest rate of 5.28%, which matures in September 2017 and as at September 30, 2014 had a mark-to-market termination liability of $34.0 million. We intend to leave the interest rate swap in place following the repayment of the Stendal Loan Facility.

Pursuant to the terms of the new Stendal revolving credit facility we intend to put into place, Stendal will provide €8.5 million as partial cash collateral for the swap. Further, the swap will share pari passu in the security for the new intended Stendal revolving credit facility.